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                                                                   EXHIBIT 3.1

                            EXCEL REALTY TRUST, INC.


                       ARTICLES SUPPLEMENTARY CLASSIFYING
               3,450,000 SHARES OF PREFERRED STOCK AT $_________
                SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK


         Pursuant to Section 2-105 of the Maryland General Corporation Law ("MGCL"), Excel Realty Trust, Inc., a corporation organized and existing under the laws of the State of Maryland and having its principal office in the State of Maryland located at c/o The Prentice Hall Corporation System, Maryland, 11 East Chase Street, Baltimore City, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Under a power contained in Article V of the charter of the Corporation (the "Charter"), and pursuant to the provisions of Section 2-105 of the MGCL, the Board of Directors of the Corporation by unanimous written consent dated as of January __, 1997, adopted resolutions appointing a committee (the "Committee") of the Board of Directors comprised of Gary B. Sabin and Richard B. Muir, and delegating to the Committee, to the fullest extent permitted by Maryland law and the Corporation's Charter and Bylaws, all powers of the Board with respect to classifying or reclassifying any unissued shares of Preferred Stock, and the setting of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the securities to be so classified or reclassified, and determining the terms and conditions upon which such securities are to be offered, sold and issued.

         SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee on January __, 1997, duly adopted resolutions by unanimous written consent classifying 3,450,000 shares of Preferred Stock of the Corporation into a single series of Preferred Stock, to be designated as $_________ Series A Cumulative Convertible Preferred Stock, which resolution is as follows:

                 RESOLVED, that a series of Preferred Stock of this Corporation, to be designated "$_________ Series A Cumulative Convertible Preferred Stock", be and hereby is created to consist of 3,450,000 shares, the preferences, conversion and other rights,


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voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of which are as follows:

         Section 1. Number of Shares and Designation. This series of Preferred Stock shall, be designated as $_________ Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and up to Three Million Four Hundred Fifty Thousand (3,450,000) shall be the number of shares of such Preferred Stock constituting such series, subject, however, to increase or decrease upon further action of the Board of Directors in the future as permitted by the Charter and applicable law.

         Section 2. Definitions. For purposes of the Series A Preferred Stock, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "Affiliate" of a person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Call Date" shall have the meaning set forth in paragraph (b) of
Section 5 hereof.

         "Common Stock" shall mean the common stock, $.01 par value per share, of the Corporation.

         "Constituent Person" shall have the meaning set forth in paragraph (e) of Section 7 hereof.

         "Conversion Price" shall mean the conversion price per share of Common Stock for which each share of Series A Preferred Stock is convertible, as such Conversion Price may be adjusted




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pursuant to paragraph (d) of Section 7 hereof.  The initial conversion price shall be $__________ (equivalent to a conversion rate of __________ shares of Common Stock for each share of Series A Preferred Stock).

         "Current Market Price" of publicly traded shares of Common Stock or any other class or series of capital stock or other security of the Corporation or of any similar security of any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing, bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer or the Board of Directors or if any class or series of securities are not publicly traded, the fair value of the shares of such class as determined reasonably and in good faith by the Board of Directors of the Corporation.

         "Distribution" shall have the meaning set forth in paragraph (d)(iii) of Section 7 hereof.

         "Dividend Payment Date" shall mean, with respect to each Dividend Period, the fifteenth day of January, April, July and October in each year, commencing, on ______________, 1997; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

         "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend





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Period, which shall commence on the Issue Date and end on and include
_____________, 1997).

         "Equity Stock" shall have the meaning set forth in the Charter.

         "Fair Market Value" shall mean the average of the daily Current Market Prices of a share of Common Stock during five (5) consecutive Trading Days selected by the Corporation commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "'ex' date", when used with respect to any issuance or distribution, means the first day on which the share of Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

         "Funds Available for Distribution" shall mean funds from operations (net income, computed in accordance with generally accepted accounting principles excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization) minus non- revenue generating capital expenditures, as determined by the Board of Directors on a basis consistent with the policies and practices















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adopted by the Corporation for reporting publicly its results of operations and financial condition.

 "Issue Date" shall mean the date on which shares of Series A Preferred Stock are first issued by the Corporation.

         "Junior Stock" shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the shares of Series A Preferred Stock have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         "Non-Electing Share" shall have the meaning set forth in paragraph (e) of Section 7 hereof.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
Section 8 hereof.

         "Permitted Common Stock Cash Distributions" means annual cash dividends and annual cash distributions paid on Common Stock after [___________, 199_] not in excess of the sum of the Corporation's cumulative undistributed net earnings at [___________, 199_,] plus the cumulative amount of Funds Available for Distribution after [___________, 199_,] minus the cumulative amount of dividends accumulated, accrued or paid on the Series A Preferred Stock or any other class of Preferred Stock after [_________, 199_].

         "Person" shall mean any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

         "Series A Preferred Stock" shall have the meaning set forth in Section 1 hereof.

         "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation.














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shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Trading Day", as to any securities, shall mean any day on which such securities are traded on the NYSE or, if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted or, if such securities are not listed or admitted for trading on any national securities exchange, on the


















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National Market of NASDAQ or, if such securities are not quoted on such
National Market, in the securities market in which such securities are traded.

         "Transaction" shall have the meaning set forth in paragraph (e) of
Section 7 hereof.

         "Transfer Agent" means Boston EquiServe Limited Partnership or such other entity with aggregate capital, surplus and undivided profits, as shown on its last published report, of at least $50,000,000 as may be designated by the Board of Directors or their designee as the transfer agent for the Series A Preferred Stock.

         "Voting Preferred Stock" shall have the meaning set forth in Section 9 hereof.

         Section 3.       Dividends.

                 (a) The holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Series A Preferred Stock equal to the greater of (i) $________ per quarter (equivalent to $________ per annum) or (ii) the cash dividends paid or payable on the number of shares of Common Stock, or portion thereof, into which a share of Series A Preferred Stock is convertible, in each case with appropriate proration for partial quarters. The amount referred in clause (ii) of this paragraph (a) with respect to each Dividend Period shall be determined as of the applicable Dividend Payment Date by multiplying the number of shares of Common Stock, or portion thereof calculated to the fourth decimal point, into which a share of Series A Preferred Stock would be convertible at the opening of business on such Dividend Payment Date (based on the Conversion Price then in effect) by the quarterly cash dividend payable or paid for such Dividend Period in respect of a share of Common Stock outstanding as of the record date for the payment of dividends on the Common Stock with respect to such Dividend Period or, if different, with respect to the most recent quarterly period for which dividends with respect to the Common Stock have been declared. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on the

















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Dividend Payment Dates, commencing on the first Dividend Payment Date after the
Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on a record date which shall be not more than 60 days prior to the applicable Dividend Payment Date and shall be fixed by the Board of Directors to coincide with the record date for the regular quarterly dividends, if any, payable with respect to the Common Stock. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend
Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors. The amount of accumulated, accrued and unpaid dividends on any share of Series A Preferred Stock, or fraction thereof, at any date shall be the amount of any dividends thereon calculated at the applicable rate to and including such date, whether or not earned or declared, which have not been paid in cash.

         (b) The amount of dividends payable per share of Series A Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend by four. The amount of dividends payable per share of Series A Preferred Stock for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

                 (c) So long as any of the shares of Series A Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment by the Corporation or other distribution of cash or other property declared or made directly or indirectly by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof have been or contemporaneously are set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the Dividend


















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Payment Date with respect to such class or series of Parity Stock.  When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Series A Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                 (d) So long as any of the shares of Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment by the Corporation or other distribution of cash or other property declared or made directly or indirectly by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption,

















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purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary, or as permitted under Article VII of the Charter) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless in each case (i) the full cumulative dividends (including all accumulated, accrued and unpaid dividends) on all outstanding shares of Series A Preferred Stock and any other Parity Stock of the Corporation shall have been paid or such dividends have been declared and set apart for payment for all past Dividend Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Stock and (ii) sufficient funds shall have been paid or set apart for the payment of the full dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to such Parity Stock.

                 (e) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Class A Preferred Stock shall be the amount that the total dividends paid or made available to the holders of the Class A Preferred Stock for the year bears to the Total Dividends.

         Section 4.       Liquidation Preference.

                 (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25.00) per share of Series A Preferred Stock plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series A Preferred Stock have been paid the liquidation preference in full, no payment will be
















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made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                 (b) Subject to the rights of the holders of any shares of Parity Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series A Preferred Stock and any Parity Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.

                 (c) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

         Section 5.       Redemption at the Option of the Corporation.

                 (a) Except as otherwise permitted under Article VII of the Charter, shares of Series A Preferred Stock shall not be redeemable by the Corporation prior to ____________, 2002. On and















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after _______________, 2002, the Corporation, at its option, may redeem shares of Series A Preferred Stock, in whole or from time to time in part, as set forth herein, subject to the provisions described below:

                          (i) Shares of Series A Preferred Stock may be redeemed, in whole, or in part, at the option of the Corporation, at any time on or after _____________, 2002 by issuing and delivering to each holder for each share of Series A Preferred Stock to be redeemed such number of authorized but previously unissued shares of Common Stock as equals the liquidation preference (excluding any accumulated, accrued and unpaid dividends, if any, to the Call Date (as defined in paragraph (b) below), which are to be paid in cash, whether or not earned or declared, as provided below) per share of Series A Preferred Stock divided by the Conversion Price as in effect as of the opening of business on the Call Date; or

                          (ii) Shares of Series A Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation at any time on or after ___________, 2002 out of funds legally available therefor at a redemption price payable in cash equal to $25.00 per share of Series A Preferred Stock (plus an amount equal to all accumulated, accrued and unpaid dividends, if any, to the Call Date, whether or not earned or declared, as provided below).

                 (b) Shares of Series A Preferred Stock shall be redeemed by the Corporation on the date specified in the notice to holders required under paragraph (d) of this Section 5 (the "Call Date"). The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation. Upon any redemption of shares of Series A Preferred Stock pursuant to paragraph (a)(i) or (a)(ii) of this
Section 5, the Corporation shall pay in cash to the holder of such shares an amount equal to all accumulated, accrued and unpaid dividends, if any, to the Call Date, whether or not earned or declared. Immediately prior to authorizing any redemption of the Series A Preferred Stock, and as a condition precedent for such redemption, the Company, by resolution of its Board of Directors, shall declare a mandatory dividend on the Series A Preferred Stock payable in cash on the Call Date in an amount equal to all accumulated, accrued and unpaid dividends as of the Call Date on













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the Series A Preferred Stock to be redeemed, which amount shall be added to the redemption price. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares prior to such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for accumulated or accrued dividends on shares of Series A Preferred Stock called for redemption or on the shares of Common Stock issued upon such redemption.

                 (c) If full cumulative dividends on all outstanding shares of Series A Preferred Stock and any other class or series of Parity Stock of the Corporation have not been paid or declared and set apart for payment, except as otherwise permitted under Article VII of the Charter, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Series A Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred Stock.

                 (d) If the Corporation shall redeem shares of Series A Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation, or by publication in The Wall Street Journal or The New York Times, or if neither such newspaper is then being published, any other daily newspaper of national circulation not less than 35 nor more than 60 days prior to the Call Date. If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the shares of Series A Preferred Stock to be redeemed. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed or published notice












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shall state, as appropriate: (1) the Call Date; (2) the number of shares of
Series A Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) whether redemption will be for shares of Common Stock pursuant to paragraph (a)(i) of this Section 5 or for cash pursuant to paragraph (a)(ii) of this Section 5, and, if redemption will be for Common Stock, the number of shares of Common Stock (or fraction of a share of Common Stock) to be issued with respect to each share of Series A Preferred Stock to be redeemed; (4) the place or places at which certificates for such shares are to be surrendered for certificates representing shares of Common Stock; (5) the then-current Conversion Price; and (6) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been published or mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to issue and make available the number of shares of Common Stock and/or amount of cash necessary to effect such redemption, including all accumulated, accrued and unpaid dividends to the Call Date, whether or not earned or declared), (i) except as otherwise provided herein, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Series A Preferred Stock called for redemption (except that, in the case of a Call Date after a dividend record date and prior to the related Dividend Payment Date, holders of Series A Preferred Stock on the dividend record date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Stock of the Corporation shall cease (except the rights to receive the shares of Common Stock and/or cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide shares of Common Stock and/or cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, The City of New York, or in Los Angeles or San Diego, California, and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such number of shares of Common Stock and such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such shares of Common Stock and/or cash be














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
applied to the redemption of the shares of Series A Preferred Stock so called for redemption. In the case of any redemption pursuant to paragraph (a)(i) of this Section 5, at the close of business on the Call Date, each holder of shares of Series A Preferred Stock to be redeemed (unless the Corporation defaults in the delivery of the shares of Common Stock or cash payable on such Call Date) shall be deemed to be the record holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock are to be converted at redemption, regardless of whether such holder has surrendered the certificates representing the shares of Series A Preferred Stock to be so redeemed. No interest shall accrue for the benefit of the holders of shares of Series A Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Series A Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

                 As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such certificates shall be exchanged for certificates representing shares of Common Stock and/or any cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series A Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Series A Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

                 (e)      In the case of any redemption pursuant to paragraph
(a)(i) of this Section 5, no fractional shares of Common Stock or scrip representing fractions of shares of Common Stock shall be issued upon redemption of the shares of Series A Preferred Stock. Instead of any fractional interest in a share of Common

Stock that would otherwise be deliverable upon redemption of shares of Series A Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the Call Date. If more than one share shall be surrendered for redemption at one time by the same holder, the number of full shares of Common Stock issuable upon redemption thereof shall be computed or, the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

                 (f)      In the case of any redemption pursuant to paragraph
(a)(i) of this Section 5, the Corporation covenants that any shares of Common Stock issued upon redemption of shares of Series A Preferred Stock shall be validly issued, fully paid and non-assessable. The Corporation shall use all commercially reasonable efforts to list, subject to official notice of issuance, the shares of Common Stock required to be delivered upon any such redemption of shares of Series A Preferred Stock, prior to such redemption, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

                 The Corporation shall take any action reasonably necessary to ensure that any shares of Common Stock issued upon the redemption of Series A Preferred Stock are freely transferable and not subject to any resale restrictions under the Act, or any applicable state securities or blue sky laws (other than any shares of Common Stock issued upon redemption of any Series A Preferred Stock which are held by an "affiliate" (as defined in Rule 144 under the Act) of the Corporation).

         Section 6. Stock To Be Retired. All shares of Series A Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized, but unissued shares of Preferred Stock, without designation as to series. The Corporation may also retire any unissued shares of Series A Preferred Stock, and such shares shall then be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

         Section 7.       Conversion.

         Holders of shares of Series A Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

                 (a) Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Series A Preferred Stock shall have the right, at such holder's option, at anytime to convert such shares, in whole or in part, into the number of fully paid and nonassessable shares of authorized but previously unissued shares of Common Stock obtained by dividing the aggregate liquidation preference (excluding any accumulated, accrued and unpaid dividends) of such shares by the Conversion Price (as in effect at the time and on the date provided for in the last clause of paragraph (b) of this Section 7) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 7; provided, however, that the right to convert shares of Series A Preferred Stock called for redemption pursuant to Section 5 shall terminate at the close of business on the Call Date fixed for such redemption, unless the Corporation shall default in making payment of shares of Common Stock and/or cash payable upon such redemption under Section 5 hereof.

                 (b) In order to exercise the conversion right, the holder of each share of Series A Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such share of Series A Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series A Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

                 Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, shares of Series A Preferred

Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such shares of Series A Preferred Stock being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Series A Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such shares of Series A Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

                 As promptly as practicable after the surrender of certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

                 Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

                 (c) No fractional share of Common Stock or scrip representing fractions of a share of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of shares of Series A Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

                 (d) The Conversion Price shall be adjusted from time to time as follows:

                                  (i)         If the Corporation shall after
                 the Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock (or fraction of a share of Common Stock) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series A Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (d)(i) of this Section 7 shall become effective immediately after the opening of business on the day next following, the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                                  (ii)        If the Corporation shall issue
                 after the Issue Date rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date described below in this paragraph (d)(ii) of this Section 7) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying
                 (A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (X) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights or warrants for Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (XX) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (YY) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

                                  (iii)       If the Corporation shall
                 distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (including cash, but excluding cash dividend or distributions out of current or accumulated funds from operations to the extent the same constitute Permitted Common Stock Cash Distributions and cash dividends which result in a payment of an equal cash dividend to the holders of the Series A Preferred Stock pursuant to subparagraph (ii) of Section 3(a) hereof) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in paragraph (d)(ii) of this Section 7 above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under such paragraph (d)(ii) above) (any of the foregoing being hereinafter in this paragraph (d)(iii) called the "Distribution"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such Distribution by (B) a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board resolution), of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of Common Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph
                 (h) below) the record date for the determination of stockholders entitled to receive such Distribution. For the purposes of this paragraph (d)(iii), the distribution of a right or warrant to subscribe or purchase any of the

                 Corporation's securities, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such Distribution of such right or warrant, but also is distributed with shares of Common Stock delivered to a Person converting shares of Series A Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this paragraph (d)(iii); provided that if on the date, if any, on which a person converting shares of Series A Preferred Stock such person would no longer be entitled to receive such right or warrant with shares of Common Stock (other than as a result of the termination of all such right or warrant), a distribution of such rights or warrants shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this paragraph (d)(iii) and such day shall be deemed to be "the date fixed for the determination of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences.

                                  (iv)        No adjustment in the Conversion
                 Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph (d)(iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this
                 Section 7 (other than this paragraph (d)(iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) of this

                 Section 7 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

                          (e)     If the Corporation shall be a party to any
transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for all or a substantial portion of the shares of Common Stock outstanding, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock, but excluding any transaction as to which paragraph (d)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including, cash or any combination thereof), each share of Series A Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation, by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise such holder's rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Corporation held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Share"), then for the purpose of this paragraph (e) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Stock that will contain provisions enabling the holders of the Series A Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

                 (f)      If:

                          (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than cash dividends and cash distributions to the extent the same constitute Permitted Common Stock Cash Distributions); or

                          (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

                          (iii) there shall be any reclassification of the Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, or an issuer or self tender offer by the Corporation for all or a substantial portion of its outstanding shares of Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor) or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

                          (iv)    there shall occur the voluntary or
involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to each holder of shares of Series A Preferred Stock at such holder's address as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

                          (g)     Whenever the Conversion Price is adjusted as
herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of shares of Series A Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

                          (h)     In any case in which paragraph (d) of this
Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving, effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

                          (i)     There shall be no adjustment of the
Conversion Price in case of the issuance of any capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

                          (j)     If the Corporation shall take any action
affecting the Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Series A Preferred Stock, the Conversion Price for the Series A Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

                          (k)     The Corporation shall at all times reserve
and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock solely for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted into Common Stock. For purposes of this paragraph (k), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                          The Corporation covenants that any shares of Common
Stock issued upon conversion of the shares of Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

                          The Corporation shall use all reasonable efforts to
list the shares of Common Stock required to be delivered upon conversion of the shares of Series A Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

                          The Corporation shall take any action reasonably
necessary to ensure that any shares of Common Stock issued upon conversion of shares of Series A Preferred Stock are freely transferable and not subject to any resale restrictions under the Act, or any applicable state securities or blue sky laws (other than any shares of Common Stock which are held by an "affiliate" (as defined in Rule 144 under the Act)).

                          (l)     The Corporation will pay any and all
documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion or redemption of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of Series A Preferred Stock to be converted or redeemed, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                 Section 8. Ranking. Any class or series of capital stock of the Corporation shall be deemed to rank:

                          (a)     prior or senior to the Series A Preferred
Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock;

                          (b)     on a parity with the Series A Preferred
Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class of stock or series and the Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); and

                          (c)     junior to the Series A Preferred Stock, as to
the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or if the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series ("Junior Stock").

                 Section 9.       Voting.

                          (a)     If and whenever six quarterly dividends
(whether or not consecutive) payable on the Series A Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Parity Stock) and the holders of shares of Series A Preferred Stock, together with the holders of shares of every other series of Parity Stock (any other such series, the "Voting Preferred Stock") entitled to vote on the matter, voting as a single class regardless of series, shall be entitled, to fill the vacancies thereby created, to elect two additional directors, at the next annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock and the Voting Preferred Stock entitled to vote thereon, called as hereinafter provided, and at each succeeding annual meeting at which their respective successors are to be elected. Each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to ensure that all director in each of the classes of directors are as equal in number as possible. Each such director, as a qualification for election as such (and regardless of how elected) shall submit to the Board a duly-executed, valid, binding and enforceable letter of resignation from the Board, to be effective immediately upon the date on which all arrears in dividends on the Series A Preferred Stock and the Voting Preferred Stock then outstanding and holding similar rights in respect of the election of additional directors shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, whereupon the right of the holders of the Series A Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting, of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as directors by the holders of the Series A Preferred Stock and the Voting Preferred Stock shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of the Board of

Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series A Preferred Stock and the Voting Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holder of Series A Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Stock and of the Voting Preferred Stock for the election of the two Directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders at which their respective successors are to be elected. If any vacancy shall occur among the Directors elected by the holders of the Series A Preferred Stock and the Voting Preferred Stock entitled to vote thereon, a successor shall be elected by the Board of Directors, upon the nomination of the then remaining Director elected by the holders of the Series A Preferred Stock and such Voting Preferred Stock or the successor of such remaining Director, to serve for the remainder of the term of the director creating the vacancy, subject however to earlier resignation as herein provided.

                          (b)     So long as any shares of Series A Preferred
Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Stock and the Voting Preferred Stock, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, at any meeting, called for the purpose, or the affirmative vote of all such holders delivered by unanimous written consent, shall be necessary for effecting or validating:

                                  (i)         Any amendment, alteration or
                 repeal of any of the provisions of these Articles Supplementary or the Charter of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Stock or the Voting Preferred Stock; provided, however, that the amendment of














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
                 the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any shares of any class ranking on a parity with the Series A Preferred Stock or the Voting Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Stock, and provided further, that if any such amendment, alteration or repeal would materially adversely affect any voting powers, rights or preferences of the Series A Preferred Stock or another series of Voting Preferred Stock that are not enjoyed by some or all of the Series A Preferred Stock or other series which otherwise would be entitled to vote in accordance herewith, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series similarly affected given in person or by proxy at a meeting duly called for the purpose, or the affirmative vote of all such holders delivered by unanimous written consent, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the shares of Series A Preferred Stock and the Voting Preferred Stock, or the affirmative vote of all such holders by unanimous written consent, which otherwise would be entitled to vote in accordance herewith; or

                                  (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking, prior or senior to the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends; provided, however, that no such vote of the holders of Series A Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Series A Preferred Stock at the time outstanding.

                 For purposes of the foregoing provisions of this Section 9, each share of Series A Preferred Stock shall have one (1) vote per share, except that when any other series of preferred stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock and such other series shall have with respect to such matters one (1) vote per $25.00 of stated liquidation preference, and fractional votes shall be ignored. Except as expressly stated in these Articles Supplementary, the Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series A Preferred Stock.

                 Section 10. Restrictions on Transfer, Acquisition and Redemption of Shares.

                          (a)     The Series A Preferred Stock constitutes
Preferred Stock of the Corporation, and Preferred Stock constitutes Equity Stock of the Corporation. Therefore, the Series A Preferred Stock, being Equity Stock, is governed by and issued subject to all of the limitations, terms and conditions of the Charter of the Corporation applicable to the Equity Stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to Equity Stock. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Stock of any other term or provision of the Charter.

                          (b)     In addition to the legend contemplated by
Article VII, Section 11 of the Charter, each certificate for Class A Preferred Stock shall bear substantially the following legend:

                          "The Corporation will furnish to any stockholder, on
request and without charge, a full statement of the information required by
Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemptions of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of

Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the charter of the Corporation, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office."

                 Section 11.      Severability of Provisions.

                 If any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

                 THIRD:   The shares of Series A Preferred Stock have been
classified and designated by the Board of Directors under the authority contained in the Charter.

                 FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

                 FIFTH:   The undersigned president of the Corporation
acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned president acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties or perjury.

                 IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this ___ day of ___________, 1997.


ATTEST:                           EXCEL REALTY TRUST, INC.






___________________________       By:___________________________(SEAL)
Richard B. Muir, Secretary           Name:  Gary B. Sabin
                                     Title: President














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